SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CROWN CORK & SEAL COMPANY, INC.
                (Name of Registrant as Specified in Its Charter)

                         CROWN CORK & SEAL COMPANY, INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                        Crown Cork & Seal Company, Inc.
                                9300 Ashton Road
                        Philadelphia, Pennsylvania 19136




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF COMMON AND PREFERRED STOCK
                                      1996




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Common Stock and 4-1/2% Convertible Preferred Stock ("Preferred Stock") of CROWN CORK & SEAL COMPANY, INC. ("Company") will be held at the Company's Office located at 9300 Ashton Road, Philadelphia, Pennsylvania, on the 25th day of April 1996 at 11:00 A.M., to elect Directors and to transact such other business that may properly come before the meeting.

     The stock transfer books of the Company will not be closed prior to the Meeting. Only Shareholders of Common Stock and Preferred Stock of record as of the close of business on March 15, 1996 will be entitled to vote.

                                             By Order of the Board of Directors

                                                  RICHARD L. KRZYZANOWSKI
                                           Executive Vice President, Secretary &
                                                       General Counsel


Philadelphia, Pennsylvania 19136
March 22, 1996



           WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
              MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
            THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
            AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE.

                        Crown Cork & Seal Company, Inc.
                                9300 Ashton Road
                        Philadelphia, Pennsylvania 19136

                   PROXY STATEMENT -- MEETING, April 25, 1996

To All Shareholders:

     The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 25, 1996 and, if properly executed, shares represented thereby will be voted by the named proxies or attorneys at such meeting. The cost of soliciting proxies will be borne by the Company. The Company has engaged D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Certain officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or in person without any extra compensation. Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by executing and delivering a later-dated Proxy, or by voting in person at the meeting.

     The persons named as Proxies were selected by the Board of Directors of the Company, and all are Directors and Officers of the Company.

     The Annual Report for the year ended December 31, 1995, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement, i.e., on or about March 22, 1996.

     On March 1, 1996, there were 128,106,778 outstanding shares of Common Stock, par value $5.00 per share, ("Common Stock") and 12,432,622 outstanding shares of 4-1/2 % Convertible Preferred Stock, par value $41.8875 per share ("Preferred Stock").

     Shareholders of Common Stock and Preferred Stock of record as of March 15, 1996 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible as of the Record Date. As of the Record Date, each share of Preferred Stock was convertible into Common Stock at the rate equal to the $41.8875 par value of such Preferred Stock divided by the applicable conversion price of $45.9715. Accordingly, each share of Preferred Stock outstanding as of the Record Date will be entitled to approximately 0.91 votes at the meeting. Assuming that 128,106,778 shares of Common Stock and 12,432,622 shares of Preferred Stock remain outstanding as of the Record Date, such shares of Preferred Stock, in the aggregate, will be entitled to 11,328,137 votes, resulting in a total of 139,434,915 votes entitled to be cast at the meeting (such total number of votes entitled to be cast being referred to herein as the "Total Voting Power").

     The presence, in person or by proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania Law and the Company's By-Laws, abstentions and broker non-votes are not considered to be "votes" and, therefore, shall not be given effect either as affirmative or negative votes. Votes which are withheld shall be excluded entirely from the vote for election of Directors.

     Other than as listed below, the Company has, to the best of its knowledge, no other beneficial owner of more than 5 percent of the Common Stock or Preferred Stock outstanding as of March 1, 1996.

                Security Ownership of Certain Beneficial Owners

                  Amount and Percentage of Class of Securities
                                 of the Company
                 Owned Beneficially, Directly or Indirectly(1)

                                                                                            Total Voting
                                                                                               Power of         % of Total
Name and Address                                                                              Beneficial       Voting Power
of Beneficial Owner                Common               %         Preferred      %             Owner(2)        Outstanding
Compagnie Generale
d'Industrie et de
Participations and certain of
its affiliates(3)                27,809,540(4)       20.66%(5)    7,110,300     57.19%        27,809,540(2)       19.94%

The Connelly Foundation(6)        7,838,150           6.12%               0        0%          7,838,150           5.62%

(1) Based on information filed with the Securities and Exchange Commission. Percentages are derived using the outstanding shares of each class as of March 1, 1996.
(2) Equivalent to total number of shares of Common Stock which would be held upon conversion of Preferred Stock into Common Stock.
(3) Compagnie Generale d'Industrie et de Participations ("CGIP") is a French societe anonyme, located at 89 rue Taitbout, 75009 Paris, France.
     Marine-Wendel and SGVM, each a French societe anonyme, and Wendel-Participations, a French societe en nom collectif, all located at 89 rue Taitbout, 75009 Paris, France, may be deemed to share the voting and dispositive power of the 27,809,540 shares of Common Stock (including the 6,478,637 shares issuable upon conversion of the Preferred Stock) and the 7,110,300 shares of Preferred Stock by virtue of Marine-Wendel's 51.85% ownership interest in CGIP, Wendel-Participations' 52.56% ownership interest in Marine-Wendel, and SGVM's 62.37% ownership interest in Wendel-Participations.
(4) Includes 6,478,637 shares of Common Stock which would be received upon a conversion of the 7,110,300 shares of Preferred Stock beneficially owned by CGIP.
(5) Assumes that the 5,322,322 shares of Preferred Stock outstanding as of March 1, 1996 and not beneficially owned by CGIP remain unconverted. If such shares are assumed to be converted into 4,849,499 shares of Common Stock, CGIP would beneficially own 19.94% of the outstanding Common Stock as of such date.
(6) The address of The Connelly Foundation is One Tower Bridge, Suite 1450, West Conshohocken, Pennsylvania 19428.

                             ELECTION OF DIRECTORS

     The persons named in the proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as nominees for Directors has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating Committee of the Board of Directors does not believe will happen, the persons named in the proxy will vote for the remaining nominees and others who may be selected by the Nominating Committee.

     The By-Laws of the Company provide for a variable number of Directors from 10 to 18. The Board of Directors has currently fixed the number of Directors at
15. It is intended that the proxies will be voted for the election of the 15 nominees named below as Directors, and no more than 15 will be nominated. None of the nominees, during the last five years, was involved as a defendant in any legal proceedings that could adversely affect his or her capacity to serve as a member of the Board of Directors. The principal occupations stated below are the occupations which the nominees have had during the last five years.

     The Board of Directors recommends that Shareholders vote FOR election of each of the nominees named below. The names of the nominees and information concerning them and their associations as of March 1, 1996, as furnished by the nominees, follow:

                                                                                              Amount and Percentage of
                                                                       Year               Securities of the Company Owned
                                                                       First             Beneficially, Directly or Indirectly
                                                                       Became          Common         Preferred        % of Total
Name                      Age  Principal Occupation                    Director  Shares       %      Shares    %     Voting Power(A)

William J. Avery          55   Chairman of the Board                   1979     5,600,697    4.372%                        4.017%
(a), (d), (e), (1), (2)        and Chief Executive Officer

Henry E. Butwel           67   Former Executive Vice President,        1975        97,400    0.076%                        0.070%
(a), (b)                       Administration and Chief Financial
                               Officer, Retired

Charles F. Casey          69   Former Chairman of the Board of         1992         4,000    0.003%                        0.003%
(b)                            CONSTAR International Inc., now
                               a wholly-owned subsidiary of the
                               Company, Retired

Francis X. Dalton         72   Former Treasurer, Retired               1987        63,941    0.050%                        0.046%

Guy de Wouters            65   Director of CGIP; Director of           1996         3,676(8) 0.003%     173    0.001%      0.003%
(b), (e)                       Marine-Wendel, which is the owner
                               of a majority of the outstanding
                               shares of CGIP; also a Director of
                               Powerfin, Tractebel and Eurotunnel

Chester C. Hilinski       78   Of Counsel, Dechert Price               1984        17,100    0.013%                        0.012%
(a), (c), (d)                  & Rhoads, Attorneys

Richard L. Krzyzanowski   63   Executive Vice President,               1983       138,967    0.108%                        0.100%
(a), (3)                       Secretary and General Counsel

Josephine C. Mandeville   55   President and Chief Executive           1991       301,100    0.235%                        0.216%
(4)                            Officer of The Connelly Foundation,
                               a non-profit charitable foundation

                                                                                              Amount and Percentage of
                                                                       Year               Securities of the Company Owned
                                                                       First             Beneficially, Directly or Indirectly
                                                                       Became         Common          Preferred        % of Total
Name                      Age  Principal Occupation                    Director  Shares       %      Shares    %     Voting Power(A)

Michael J. McKenna        61   President and Chief Operating           1987       136,563    0.107%                        0.098%
(a), (5)                       Officer

Felix G. Rohatyn          67   Managing Director of Lazard             1996         3,000    0.002%                        0.002%
(e)                            Freres & Co. LLC; also a
                               Director of Pfizer Inc. and
                               General Instrument Corporation

Alan W. Rutherford        52   Executive Vice President and            1991     5,413,302    4.226%                        3.882%
(e), (2), (6)                  Chief Financial Officer

J. Douglass Scott         75   Former President and Chief              1973       377,876    0.295%                        0.271%
(7)                            Executive Officer of Crown
                               Cork & Seal Canada Inc., Retired

Ernest-Antoine Seilliere  58   Chairman of CarnaudMetalbox,            1996         8,520(8) 0.007%   1,411    0.011%      0.006%
(a), (c), (d), (e)             a subsidiary of the Company;
                               Chairman and Chief Executive
                               Officer of CGIP; Chairman and Chief
                               Executive Officer of Marine-Wendel,
                               which is the owner of a
                               majority of the outstanding shares
                               of CGIP; also a Director of
                               Peugeot, Cap Gemini Sogeti, Societe
                               Generale and Valeo

Robert J. Siebert         75   Director and Retired President of       1966        46,170    0.036%                        0.033%
                               CRC Chemicals Inc., a marketer of
                               chemical specialties; Management
                               Consultant

Harold A. Sorgenti        61   Managing Partner of The Freedom         1991         1,950    0.002%                        0.001%
(b), (c), (e)                  Group and a Director of CoreStates
                               Financial Corp.

(A) Total Voting Power: Shareholders of Common Stock of record as of the Record Date are entitled to one vote for each share then held. Each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible as of the Record Date. As of the Record Date, each share of Preferred Stock was convertible into Common Stock at the rate equal to the $41.8875 par value of such Preferred Stock divided by the applicable conversion price of $45.9715. Accordingly, each share of Preferred Stock outstanding as of the Record Date will be entitled to approximately 0.91 votes at the Annual Meeting. Assuming that 128,106,778 shares of Common Stock and 12,432,622 shares of Preferred Stock remain outstanding as of the Record Date, such shares of Preferred Stock, in the aggregate, will be entitled to 11,328,137 votes, resulting in Total Voting Power of 139,434,915 votes entitled to be cast at the meeting.

(a)  Member of the Executive Committee       (d) Member of the Nominating Committee
(b)  Member of the Audit Committee           (e) Member of the Strategic Committee
(c)  Member of the Executive Compensation
     Committee

(1) Includes 18,000 shares of Common Stock owned by a charitable foundation of which Mr. Avery is one of three trustees, and 92,125 shares of Common Stock subject to presently exercisable options held by Mr. Avery.
(2) Includes 5,372,215 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the "Trust Shares"). Under the Master Retirement Trust, the Benefits Plan Investment Committee (the "Investment Committee") has sole voting and dispositive power with respect to the Trust Shares. As members of the Investment Committee, Mr. Avery and Mr. Rutherford may be deemed to beneficially own such Trust Shares.
(3) Includes 3,700 shares of Common Stock owned by a charitable foundation of which Mr. Krzyzanowski is one of five trustees, and 10,950 shares of Common Stock subject to presently exercisable options held by Mr. Krzyzanowski, and 28,700 shares of Common Stock held by a charitable remainder trust of which Mr. Krzyzanowski is a trustee.
(4) Includes 68,000 shares of Common Stock in the Estate of Owen A. Mandeville, Jr. of which Mrs. Mandeville is the Executrix. In 1995, the Company obtained insurance with various insurers through Mandeville Insurance Associates, Inc., insurance brokers, of which the Estate of Owen A. Mandeville, Jr. was the majority Shareholder. The premiums paid for this insurance in 1995 were approximately $3,500,000. In the opinion of the Management of the Company, the insurance was obtained on terms fair and reasonable and as favorable to the Company as could have been obtained from others.
(5) Includes 4,300 shares of Common Stock owned by a charitable foundation of which Mr. McKenna is one of eight trustees and 23,525 shares of Common Stock subject to presently exercisable options held by Mr. McKenna.
(6) Includes 23,500 shares of Common Stock subject to presently exercisable options held by Mr. Rutherford.
(7) Includes 365,876 shares of Common Stock held in the Crown Cork & Seal Canada Inc. Pension Fund on behalf of various Crown Cork & Seal Canada Inc. pension plans (the "Fund Shares"). Under the Pension Fund, the Pension Committee has sole voting and dispositive power with respect to the Fund Shares. As a member of the Pension Committee, Mr. Scott may be deemed to beneficially own such Fund Shares.
(8) Includes shares of Common Stock which would be received upon a conversion of the shares of Preferred Stock beneficially owned by Mr. de Wouters and Mr. Seilliere respectively.

     In  addition,  as of  March  1,  1996,  Mark  W.  Hartman,  Executive  Vice
President, Office of the Chairman, is beneficial owner of 61,213 shares of Common Stock(1), and Hans J. Loliger, Executive Vice President and President of the Plastics Division, is beneficial owner of 27,053 shares of Common Stock(2).

     As of March 1, 1996, all Directors and Executive Officers of the Company as a group of 26 including the above are beneficial owners of 7,148,683 shares of Common Stock (including 5,738,091 shares of Common Stock which may be deemed to be beneficially owned by certain Directors and Executive Officers by virtue of their membership on the Investment Committee of the Company Master Retirement Trust and the Pension Committee of the Crown Cork & Seal Canada Inc. Pension Fund and 266,225 shares of Common Stock subject to presently exercisable options held by such persons), constituting 5.580% of the outstanding Common Stock, and 1,692 shares of Preferred Stock, constituting 0.014% of the outstanding Preferred Stock. Such shares of Common Stock and Preferred Stock are entitled to cast 7,148,683 votes at the Annual Meeting, representing 5.127% of the outstanding Total Voting Power.

     The Directors and Executive Officers of the Company, in respect to the securities of the Company listed in the table above, have sole voting and investment power, except as to the shares held in the aforementioned trusts (including the Company Master Retirement Trust and the Crown Cork & Seal Canada Inc. Pension Fund) and charitable foundations, with respect to which the Trustees have shared voting and investment power.

     Not included in the table above are 7,838,150 shares of Common Stock owned by The Connelly Foundation, a private, non-profit charitable foundation. Mr. Avery, Mr. Hilinski, and Mrs. Mandeville are three of 15 Trustees of this Foundation and disclaim any beneficial ownership of these shares. In addition, not included in the above table are 72,598 shares of Common Stock held in the Josephine C. Connelly Trust, of which Mrs. Mandeville is one of the Trustees and in which shares she disclaims any beneficial ownership. Also not included are 36,942 shares of Common Stock held under the will of John F. Connelly, of which Mrs. Mandeville and Mr. Hilinski are Trustees and in which shares Mrs. Mandeville and Mr. Hilinski disclaim any beneficial ownership.

     The Company and Compagnie Generale d'Industrie et de Participations ("CGIP") have entered into a Shareholders Agreement (the "Shareholders Agreement") which provides, among other things, that CGIP is entitled to designate up to three persons to be nominated for election as Directors of the Company at each annual meeting of Company Shareholders, depending on the amount of Company voting securities beneficially owned by CGIP. CGIP has designated Ernest-Antoine Seilliere, Guy de Wouters and Felix G. Rohatyn as nominees to the Company's Board of Directors in accordance with this provision. CGIP has also agreed to vote the shares of Common Stock and Preferred Stock beneficially owned by it in the manner recommended by the Company's Board of Directors in connection with the election of directors. A copy of the Shareholders Agreement was filed with the Company's Current Report on Form 8-K dated February 22, 1996.

     Share information in the table above with respect to Mr. Seilliere, Mr. de Wouters and Mr. Rohatyn does not include the 7,110,300 shares of Preferred Stock and 27,809,540 shares of Common Stock (which includes shares of Common Stock which would be received upon conversion of the Preferred Stock into Common Stock) beneficially owned by CGIP and certain of its affiliates.

     CGIP also has a management agreement with CarnaudMetalbox, the Company's recently acquired subsidiary, pursuant to which CGIP has agreed to provide management and administrative services to CarnaudMetalbox through 1999. In 1995, the amount paid by CarnaudMetalbox to CGIP (on a pre-tax basis) under such agreement was approximately FF 11.2 million (or approximately $2.2 million). After 1999, the agreement will be automatically renewable unless terminated in the first quarter of the prior year, in which case such agreement will terminate on the next succeeding January 1.

(1) Includes 15,725 shares subject to presently exercisable options held by Mr. Hartman.
(2) Includes 17,625 shares subject to presently exercisable options held by Mr. Loliger.

                         BOARD MEETINGS AND COMMITTEES

     In 1995, there were five regular meetings and two special meetings of the Board of Directors and three meetings of the Executive Committee.

     In 1995, the Audit Committee had three meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants. The Executive Compensation Committee met three times and is responsible for the review of the executive compensation program. There were no meetings of the Nominating Committee which recommends candidates for election to the Board of Directors.

     The Nominating Committee is responsible for recruiting and recommending for membership on the Board of Directors candidates to fill vacancies that may occur. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, PA 19136, stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See "Proposals of Shareholders" for information on bringing nominations for the Board of Directors directly to the Shareholders at the 1997 Annual Meeting.

     Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

     Directors who are not employees of the Company are paid $15,000 annually as base Director's fees and $750 per meeting attended. In addition, a non-employee Director who is Chairperson of a Committee is paid $10,000 annually, while non-employee Director committee members are paid $7,000 annually, with an attendance fee of $1,000 per meeting. In addition, each non-employee Director has been granted 3,000 shares of Company Common Stock subject to certain restrictions. Restrictions on one-fifth of such shares are released each year over a five-year period. Non-employee Directors also participate in (i) the Company's Pension Plan for Outside Directors which provides monthly retirement benefits equal to 1/12 of the sum of (x) 50% of the base annual Director's fees paid to non-employee Directors and (y) 10% of the base annual Director's fees for each full year of service in excess of five, up to an annual maximum benefit of 100% of the base annual Director's fee, and (ii) the Company's Deferred Compensation Plan for Directors which permits Directors to defer receipt of all, or any part, of their Director fees, which deferred fees accrue interest at a rate equal to the current interest rate on the Company's commercial paper.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's five highest paid Executive Officers during 1995:

                           Summary Compensation Table

                                      Annual Compensation(1)         Long Term Compensation
Name & Principal                                                     Shares of Common Stock    All Other
Position                      Year           Salary          Bonus      Underlying Options  Compensation(2)
                                              ($)              ($)              (#)               ($)
William J. Avery (3)          1995          700,000          206,536                0            4,620
-Chairman and Chief           1994          668,200          322,400          250,000            4,620
 Executive Officer            1993          650,000          323,423           43,400            4,497

Michael J. McKenna            1995          323,084           89,304                0            2,692
-President and Chief          1994          302,700          107,600           19,500            4,506
 Operating Officer            1993          275,000          120,881           16,000            4,125

Mark W. Hartman               1995          280,960           70,280                0            2,458
-Executive Vice               1994          264,700           85,600           14,000            2,349
 President, Office            1993          240,000           86,988           10,500            2,397
 of the Chairman

Alan W. Rutherford            1995          272,030           65,636                0            4,080
-Executive Vice               1994          247,300           79,350           15,500            3,682
 President and Chief          1993          225,000           85,298           13,000            3,375
 Financial Officer

Hans J. Loliger               1995          267,740           64,424                0            2,835
-Executive Vice               1994          246,600           74,420           11,500            3,687
 President and                1993          205,067           60,000            8,500            2,780
 President, Plastics
 Division

(1) The amount of perquisite and other personal benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the materiality threshold of the lesser of $50,000 or 10% of the total of annual salary plus bonus.

(2) The amounts shown in this column represent amounts contributed to the 401(k) Savings and Employees' Stock Ownership Plan (KSOP) by the Company.

(3) As a result of restrictions on the ability of the Company's officers to sell Company stock during the negotiation and pendency of the CarnaudMetalbox acquisition, in February 1995 the Company loaned $650,000 to Mr. Avery, and in August 1995 the Company loaned $1,271,875 to Ronald R. Thoma, Executive Vice President, Procurement and Traffic, and $200,000 to Craig R.L. Calle, Senior Vice President-Finance and Treasurer. These loans are secured by the respective Officer's ownership interest in Company stock and bear interest at the prime rate.

            Aggregated Option Exercises in the Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                                          Number of             Value of
                                                                        Unexercised        Unexercised In-The-
                                                                          Options             Money Options
                              Number Of             Value               At 12/31/95           At 12/31/95 (2)
                           Shares Acquired        Realized(1)          Exercisable /           Exercisable /
                            Upon Exercise            ($)             Unexercisable (#)       Unexercisable ($)
William J. Avery        1990 Plan       37,500     962,501           77,125 / 160,175        243,319 / 618,231
                        1994 Plan            0           0           15,000 /  85,000         63,750 / 361,250
Michael J. McKenna      1990 Plan       37,500     966,017           23,525 /  26,175         66,675 /  77,725
Mark W. Hartman         1990 Plan       37,500     950,782           15,725 /  18,075         44,763 /  54,150
Alan W. Rutherford      1990 Plan       15,000     371,407           21,625 /  22,500        129,188 / 100,531
Hans J. Loliger         1990 Plan        7,500     188,282           17,625 /  23,375         79,719 /  99,844

(1) Value Realized is the difference between the price of the stock on the date exercised less the option exercise price.
(2) Value of Unexercised Options is the difference between the stock price at December 31, 1995 and the option exercise price.

                       Option Grants In Last Fiscal Year

     The Company's 1990 Stock Option Plan and the 1994 Stock-Based Incentive Plan are administered by the Executive Compensation Committee appointed by the Board of Directors. There were no Stock Options granted in the last fiscal year to the five named Executive Officers.

                               Retirement Program

     The Company maintains its Salaried Pension Plan, which is a qualified defined benefit retirement plan providing pension benefits for all salaried and certain non-union employees meeting minimum eligibility requirements. The Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last 10 years. These average earnings are multiplied by 1.25% and by an additional 1.25% if the employee elects to contribute to the supplemental portion of the Plan. This result is then multiplied by years of service, which yields the annual pension benefit. Under federal law for 1996, benefits from a qualified plan are currently limited to $120,000 per year. Also, for years beginning in 1994, benefits may be based only on the first $150,000 (adjusted for cost of living increases) of an employee's annual earnings.

     For illustration purposes, the following table shows estimated maximum aggregate annual retirement benefits payable from the Salaried Pension Plan to employees who retire at age 65, assuming the employees contribute to the supplemental portion of the Plan during all the years of service and receive their benefit as a single life annuity, without survivor benefits:

  Final                                      Years of Service
 Average
 Earnings           15             20              25              30              35
$ 50,000        $ 18,750        $ 25,000        $ 31,250        $ 37,500        $ 43,750
$100,000        $ 37,500        $ 50,000        $ 62,500        $ 75,000        $ 87,500
$150,000        $ 56,250        $ 75,000        $ 93,750        $112,500        $120,000
$200,000        $ 63,750        $ 85,000        $106,250        $120,000        $120,000
$250,000        $ 71,250        $ 95,000        $118,750        $120,000        $120,000
$300,000        $ 78,750        $105,000        $120,000        $120,000        $120,000

     The Company also maintains the Senior Executive Retirement Plan ("SERP") in which eight key executives, including the five named Executive Officers, participate. The fixed annual retirement benefits for three of the named executives who were first eligible to participate in the SERP before 1993 are as follows: Mr. Avery - $911,000, Mr. McKenna - $330,000 and Mr. Hartman - $305,000.

     Benefits for executives first eligible to participate in the SERP in 1993, including Mr. Rutherford and Mr. Loliger, are based upon a formula equal to a base amount plus (i) 2% of the average of the five highest consecutive years of earnings times years of service up to twenty years, plus (ii) 1% of such earnings times years of service over twenty years. Based upon this formula, the estimated annual benefit at normal retirement for Mr. Rutherford and Mr. Loliger would be $322,000 and $190,000, respectively.

     Years of service credited under the Salaried Pension Plan and the SERP for the above named individuals are: Mr. Avery - 36 years, Mr. McKenna - 39 years, Mr. Hartman - 33 years, Mr. Rutherford - 22 years and Mr. Loliger - 3 years.

     The SERP also provides a lump sum death benefit of five times the annual retirement benefit and subsidized survivor benefits.

     The SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates or employment termination (other than for cause) after a change in control of the Company. A "change in control" under the SERP occurs if: 1) a person (other than a Company employee benefit plan) becomes the beneficial owner of 25% or more of the voting power of the Company; 2) there is a change in the identity of a majority of directors of the Company over any two-year period; or 3) the Shareholders approve certain mergers or consolidations, a sale of substantially all of the Company's assets, or a complete liquidation of the Company.

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors is charged with developing, monitoring and managing the executive compensation program at Crown Cork & Seal Company, Inc. We submit this report to Shareholders describing both the principles under which the program was developed and decisions reached that directly impact the Chief Executive Officer during 1995.

Principles

     Our guiding principle is to implement a unified program that enables the Company to retain and motivate a team of the industry's most outstanding executives so that they can create long-term value for the Shareholders. We do this by:

     o regularly commissioning studies of competitive pay practices within the container industry and other manufacturing companies so that pay opportunities are generally within competitive norms;

     o integrating all executive pay programs with the Company's short and long-term objectives and strategies; and

     o    developing   ownership-oriented   programs   that   reward  for  total
          Shareholder return over a long-service career.

     The Executive Compensation Committee works with independent management consultants in monitoring the effectiveness of the entire program.

     Over the last several years, your Company has undergone dramatic change and, in the process, Crown has been transformed into one of the world's packaging giants. To sustain the Company's performance and continue its growth, we need to not only motivate existing management but to attract and retain experienced managers at all levels in the Company. As a result, in the last few years, a number of modifications were made to the four primary components of the Company's executive compensation program. Overall the program has been redirected from an orientation on length of service and retirement compensation to a program more closely aligned with sustained improvement, Company performance and increased Shareholder value. The specific components of the program are described below.

1.   Base Salary

     Historically, the Company's annual base salary levels have been well below competitive market levels. In order to attract and hold the management team and also to recognize the substantial growth and performance of the Company, we continue to move senior executive salaries toward competitive market rates, as defined by the container and manufacturing industries. Executive salaries were still below their medians at the end of 1995. The competitive market includes, but is not limited to, companies of Crown's size in the container, non-durable manufacturing and general industry segments.

2.   Annual Incentives

     In 1990, the Committee implemented a goal-based Management Incentive Plan which replaced programs used in past years. The Plan calls for the achievement of the Company's net income targets, as well as specific financial and operating goals, before incentive awards are earned by Plan participants. These goals stem directly from the Company's strategic and operating plans.

     In 1995, the Plan called for the Company to achieve a specified target net income from normal operations, while at the same time taking into account the long-term investment needs of the business.

The long-term considerations included, but were not limited to, re-aligning metal packaging in North America to better serve future market needs, continuing to develop the overseas operations, especially in the Pacific Rim region, and developing the Company's plastics activities to meet demand worldwide.

3.   Long Term Incentives

     Stock options have always been a part of the executive compensation program of the Company. However, grant opportunities were somewhat discretionary, both in terms of amount and timing. The Committee has adopted a program that offers stock options annually, but the size of the grant will vary based on the Company's and the executive's performance. In making this change, the Committee reaffirms its belief that stock options are an ideal way to link Shareholder and executive interests.

4.   Retirement Benefits

     In the past, the Company's executive compensation plan had a bias toward providing significant end-of-career retirement income and insurance benefits. While in no way disavowing the Committee's belief that a long and successful career with the Company is important to growing Shareholder value, these programs will begin to decline in importance to the overall program as competitive pay and incentive opportunities are reached.

     In summary, the Committee believes that its role in designing, monitoring and managing the executive compensation program is critical to the objective of driving performances to the ultimate benefit of the Shareholders. Base salaries need to be within competitive norms so that executives will be attracted and motivated to fulfill their roles and responsibilities over the long-term. Annual incentive awards deliver the message that competitive pay is received only when earnings and other tactical goals are achieved. In addition, annual stock option grants require continuous improvement in value created for the long-term Shareholder.

               Specific Decisions Impacting Compensation for the
                      Chairman and Chief Executive Officer

     In considering the compensation for the named Executive Officers including the Chairman of the Board and Chief Executive Officer, William J. Avery, for the fiscal year 1995, the Committee reviewed the goals and objectives established at the beginning of the year and concluded that the management group continued to perform in an exceptional manner. Specifically, the following accomplishments were noted:

1. As a result of recent acquisitions and internal growth, the Company has been transformed into a major worldwide packaging manufacturer.

2. The acquisitions have been successfully absorbed, efficiency improved and the organization streamlined, resulting in significant cost reduction and profit improvement.

3. Although the Company continually restructures operations to meet market demands, the management decided on a major restructuring in North America which was announced in September 1994 resulting in the closure of ten plants, primarily in the metals product area, as well as an additional restructuring in September 1995.

4. The proposal to acquire CarnaudMetalbox and double the size of the Company was initiated by Mr. Avery and the acquisition successfully closed in February 1996, creating the largest packaging company in the world.

     Mr. Avery's salary was not changed and currently remains at $700,000. In addition, a bonus payment of $206,536 was paid in 1995 relating to 1994 results.

     Mr. Avery also participates in the Management Incentive Plan as do other executive and senior management employees. As outlined above, while major goals under the plan were met, the Company did not meet its budget objective in the year. The Committee believes that Mr. Avery's strategic vision for the Company, stewardship and performance during the year has significantly enhanced future Shareholder value and will dramatically improve the Company's competitive position.

     This report is respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

                              Harold A. Sorgenti, Chairman
                              Chester C. Hilinski

                         COMPARATIVE STOCK PERFORMANCE

              Comparison of Five-Year Cumulative Total Return (a)

 Crown Cork & Seal, S&P 500 Index, Dow Jones "Containers & Packaging" Index (b)

   (The Performance Graph appears here. See the table below for plot points.)

                                                          December 31,
                                     1990      1991      1992      1993      1994      1995
Crown Cork & Seal                     100       158       211       221       200       220
S&P 500 Index                         100       130       140       155       157       215
Dow Jones "Containers and
  Packaging Index"                    100       157       172       164       163       176


(a) Assumes that the value of the investment in Crown Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

(b) Industry index is weighted by market capitalization and is comprised of Crown, Ball, Bemis, Owens-Illinois, Sonoco Products, Stone Container and Temple-Inland.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities & Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 1995, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting of the Company, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, Pennsylvania 19136 not later than November 25, 1996. In addition, the Company's By-Laws provide that a Shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors, if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company's By-Laws will be furnished one copy without charge upon written request to the Secretary.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP is the independent accountant for the most recently completed fiscal year and has been selected by the Board of Directors to continue in that capacity for the current year. Price Waterhouse LLP reviews and performs annual audits of the Company's financial statements and assists the Company in the preparation of federal tax returns. A representative or representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the meeting or submitted in writing to the Office of the Secretary of the Company before the meeting.

                                  OTHER MATTERS

     The Board of Directors knows of no other matter which may be presented for Shareholders' action at the Meeting, but if other matters do properly come before the Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

     The Company will file its 1995 Annual Report on Form 10-K with the Securities & Exchange Commission on or before March 30, 1996. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder after March 30, 1996. Requests for copies of the Report should be sent to: Corporate Treasurer, Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, Pennsylvania 19136.

                                   RICHARD L. KRZYZANOWSKI
                                   Executive Vice President,
                                   Secretary & General Counsel

                                   Philadelphia, Pennsylvania 19136
                                   March 22, 1996

                         CROWN CORK & SEAL COMPANY, INC.
                    9300 Ashton Road, Philadelphia, PA 19136

                           PROXY FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 25, 1996

The undersigned hereby appoints William J. Avery, Michael J. McKenna and Richard
L. Krzyzanowski as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Cork & Seal Company, Inc. held of record by the undersigned on March 15, 1996 at the Annual Meeting of Shareholders to be held on April 25, 1996 or any adjournments thereof, for the items shown below and in any other matter that may properly come before the meeting:

     (1) FOR the election of a Board of fifteen Directors: William J. Avery, Henry E. Butwel, Charles F. Casey, Francis X. Dalton, Guy de Wouters, Chester C. Hilinski, Richard L. Krzyzanowski, Josephine C. Mandeville, Michael J. McKenna, Felix G. Rohatyn, Alan W. Rutherford, J. Douglass Scott, Ernest-Antoine Seilliere, Robert J. Siebert and Harold A. Sorgenti.

          (change of address/comments)

          __________________________________________________
          __________________________________________________
          __________________________________________________
          __________________________________________________

          (if you have written in the above space, please mark the corresponding box on the reverse side.)

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               -----------------
                                                                SEE REVERSE SIDE
                                                               -----------------
-------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.


     Crown  welcomes  all  of  our  new   Shareholders,   including  the  former
Shareholders of CarnaudMetalbox.

     We cordially invite you to attend our Annual Meeting in person, but, if you cannot attend, the Board of Directors requests that you sign the Proxy and return it, without delay, in the enclosed envelope.

/X/  Please mark your votes as in this example

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed will be voted in the manner directed herein by the Shareholder. If no direction is made, this proxy will be voted FOR Election of Directors.

The Board of Directors recommends a vote FOR the Election of Directors.
                                        FOR        WITHHELD
1. Election of Directors.               /  /       /  /
   (see Reverse Side)

   For, except vote withheld from the following nominee(s):

   ___________________________________


If you  receive  more than one Annual  Report at the address set forth on the  proxy  card and have no need for the extra copy,  please  check  the box at the  right.  This  will not
affect the  distribution  of dividends or proxy  statements.        /__/

        MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE       /__/

SIGNATURE(S)___________________________________________ DATE _________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.

     IMPORTANT: On March 29, 1996 Crown will pay a cash dividend to Common Shareholders of record as of March 15, 1996. It is the present intention of Crown's Board of Directors to continue paying quarterly cash dividends.

     It is therefore important that you advise Crown's transfer agent of any change of address by completing the change of address section on the reverse side of this Proxy and returning it to First Chicago Trust Company of New York, without delay, in the enclosed envelope.